Exhibit 99.1

[Missing Graphic Reference]
06-24
For further information:
John F. Walsh
Director of Investor Relations
Southern Union Company
1-800-321-7423

SOUTHERN UNION REPORTS THIRD QUARTER RESULTS
Investor Call & Webcast Scheduled for Today at 2 P.M. ET

•	EBIT of $88 million up 31 percent
•	Increases driven by interstate pipeline and midstream segments

HOUSTON, November 9, 2006 - Southern Union Company (NYSE: SUG) today reported earnings before interest and taxes from continuing operations (“EBIT”) of $88.4 million for the quarter ended September 30, 2006, compared with $67.4 million in the prior year.

Net earnings from continuing operations for the period were $11.8 million ($.06 per diluted share) on operating revenues of $564.4 million, compared with net earnings from continuing operations of $26.1 million ($.19 per diluted share) on operating revenues of $186.5 million in 2005. For the same period, net loss available for common shareholders was $167.0 million ($1.42 per diluted share) in 2006, compared with net earnings of $15.2 million ($.13 per diluted share) in 2005.

Earnings from continuing operations as reported reflect the full interest expense and debt issuance cost impact of the $1.6 billion bridge loan utilized by the company to fund the purchase of Southern Union Gas Services (formerly known as Sid Richardson Energy Services) on March 1, 2006. Southern Union utilized the proceeds from the August sales of its Pennsylvania and Rhode Island distribution assets to retire approximately $1.1 billion of the bridge loan. Excluding the bridge loan interest and related debt issuance costs associated with the $1.1 billion repayment, net earnings from continuing operations would increase by $9.1 million ($.08 per diluted share) to $20.9 million ($.14 per diluted share). Proceeds from the issuance of $600 million of 7.20% fixed/floating rate junior subordinated notes were used to retire the remaining $525 million of bridge debt in October.

For the first nine months of 2006, Southern Union reported EBIT of $327.1 million, compared with $231.5 million in the prior year. Net earnings from continuing operations were $101.6 million ($.76 per diluted share) on operating revenues of $1.7 billion, compared with net earnings from continuing operations of $100.1 million ($.77 per diluted share) on operating revenues of $833.8 million for the comparable 2005 period. For the same periods, net loss available for common shareholders was $64.0 million ($.55 per diluted share) in 2006 compared with net earnings of $114.4 million ($1.02 per diluted share) in 2005. Excluding the bridge loan interest and related debt issuance costs associated with the $1.1 billion repayment, net earnings from continuing operations for the nine month period would increase by $24.9 million ($.22 per diluted share) to $126.5 million ($.98 per diluted share).

	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006
Net earnings per share from continuing operations	$.06	$.76
Adjustment to reflect $1.1 billion repayment of bridge loan	$.08	$.22
Adjusted net earnings per share from continuing operations	$.14	$.98

Earnings from discontinued operations relate to the sales of the company’s Pennsylvania and Rhode Island natural gas distribution assets which closed on August 24, 2006.

The increase in operating results was attributable to improvement in Southern Union’s transportation and storage segment and the inclusion of the midstream business. The transportation and storage segment recorded EBIT of $86.0 million for the quarter ended September 30, 2006, compared with $68.1 million for the same period in 2005. This improvement was derived primarily from expansions at the company’s Trunkline LNG (liquefied natural gas) import facility and higher transportation revenues. Our midstream segment, Southern Union Gas Services, recorded EBIT of $17.0 million for the quarter. The cash settlement value of the company’s natural gas put option contracts not reflected in segment EBIT was $21.5 million for the quarter. The EBIT contribution from continuing operations in our distribution segment was a loss of $4.9 million, compared with a profit of $3.8 million in the 2005 quarter.

Commenting on the quarter, George L. Lindemann, chairman, president and CEO, said, “Southern Union made significant strides towards transforming and upgrading its asset portfolio in the third quarter. In August, we closed on the sales of our Pennsylvania and Rhode Island distribution assets, and in September we announced a series of transactions designed to double our interest in Florida Gas Transmission and eliminate our ownership in Transwestern Pipeline. We believe these events will create long-term value for our shareholders.”

Key Factors Impacting Third Quarter 2006 Performance Relative to Prior Year

•
Southern Union’s transportation and storage segment posted EBIT of $86.0 million, compared with $68.1 million in the prior year. The increase was primarily driven by improved results at Trunkline LNG and increased transportation revenue, partially offset by a decrease in the company’s equity earnings from CCE Holdings, LLC.

•
The gathering and processing segment reported EBIT of $17.0 million for the quarter. Operating cash flow for the segment, which is calculated as earnings before interest and taxes, plus depreciation expense, plus any cash settlement related to the company’s put options, less any other non-cash items was $52.4 million for the quarter. The company did not own the midstream assets in the prior comparable quarter.

•
EBIT for the company’s ongoing distribution segment (predominantly Missouri Gas Energy) decreased $8.7 million to a loss of $4.9 million. The decrease was primarily due to a $5.5 million decrease in taxes primarily due to a property tax refund received in 2005 and a $3.6 million decrease in operating expenses primarily due to a true-up pension credit received in 2005 as permitted by a Missouri Public Service Commission 2004 rate order.

•
Interest expense increased $25.4 million to $56.9 million for the quarter, compared to a year ago. The company’s aforementioned $1.6 billion bridge loan accounted for approximately $17.6 million of the increase. Debt issuance cost amortization related to the bridge loan accounted for another $2.6 million in the quarter. The company retired approximately $1.1 billion of the bridge loan upon closing of the aforementioned local distribution company asset sales on August 24, 2006. The remainder of the bridge loan was retired using the proceeds from the company’s 7.2% $600 million junior subordinated note offering in October 2006. The remainder of the increase was due to higher average balances and higher average interest rates.

2006 Earnings Guidance Update

Southern Union has affirmed its prior 2006 earnings guidance from continuing operations in the range of $1.35 to $1.45 per share, including interest expense and debt cost amortization related to the company’s bridge financing of its Southern Union Gas Services acquisition. The 2006 outlook reflects the earnings per share from continuing operations, excluding unusual or non-recurring items, which will be presented in accordance with generally accepted accounting principles on the company’s 2006 Statement of Operations.

Quarterly Report on Form 10-Q

Southern Union will provide additional information about its third quarter 2006 results in its quarterly report on Form 10-Q expected to be filed today with the Securities and Exchange Commission. Once made, this filing may be accessed through the Investors section of the company’s web site at www.sug.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast today at 2:00 p.m. Eastern time to discuss quarterly results, recent events and outlook. To access the call, dial 866-578-5801 (international callers dial 617-213-8058) and enter the passcode 17884961. A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 85841654.

The investor call is being webcast by CCBN and may be accessed through Southern Union’s web site at www.sug.com or through CCBN’s individual investor center at www.companyboardroom.com. Institutional investors may access the call via CCBN’s password-protected event management site - StreetEvents - at www.streetevents.com.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates the nation’s second largest natural gas pipeline system with more than 22,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal.
Through Panhandle Energy, Southern Union’s interstate pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
Through its local distribution companies, Missouri Gas Energy and New England Gas Company, Southern Union also serves more than half a million natural gas end-user customers in Missouri and Massachusetts.
For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

Select Financial Information

The following table sets forth certain select unaudited financial information for the Company for the three and nine months ended September 30, 2006 and 2005.

	Three months ended	September 30,	Nine months ended	September 30,
(In thousands of dollars, except shares and per share amounts)	2006	2005	2006	2005

Operating revenues	$564,418	$186,480	$1,663,939	$833,816

Operating expenses:
Cost of gas and other energy	338,730	37,636	975,629	314,066
Revenue-related taxes	3,191	3,414	23,564	24,696
Operating, maintenance and general	102,775	72,585	279,910	221,831
Depreciation and amortization	40,279	21,932	109,800	68,567
Taxes, other than on income and revenues	9,482	4,395	32,436	24,159
Total operating expenses	494,457	139,962	1,421,339	653,319
Operating income	69,961	46,518	242,600	180,497

Other income (expenses):
Interest	(56,929)	(31,558)	(162,128)	(95,041)
Earnings from unconsolidated investments	19,257	22,171	46,656	57,744
Other, net	(810)	(1,292)	37,833	(6,727)
Total other income (expenses), net	(38,482)	(10,679)	(77,639)	(44,024)

Earnings from continuing operations before income taxes	31,479	35,839	164,961	136,473

Federal and state income taxes	19,650	9,761	63,392	36,359

Net earnings from continuing operations	11,829	26,078	101,569	100,114

Discontinued operations:
Earnings (loss) from discontinued operations before
income tax benefit	(27,438)	(8,019)	6,111	43,000
Federal and state income tax expense (benefit)	147,035	(1,532)	158,642	15,652
Net earnings (loss) from discontinued operations	(174,473)	(6,487)	(152,531)	27,348

Net earnings (loss)	(162,644)	19,591	(50,962)	127,462

Preferred stock dividends	(4,341)	(4,342)	(13,023)	(13,023)

Net earnings (loss) available for common stockholders	$(166,985)	$15,249	$(63,985)	$114,439

Net earnings available for common stockholders from
continuing operations per share:
Basic	$0.06	$0.20	$0.78	$0.80
Diluted	$0.06	$0.19	$0.76	$0.77

Net earnings (loss) available for common stockholders
per share:
Basic	$(1.44)	$0.14	$(0.57)	$1.05
Diluted	$(1.42)	$0.13	$(0.55)	$1.02
Dividends declared on common stock per share	$0.10	$-	$0.30	$-
			0.3	0
Weighted average shares outstanding:
Basic	115,801,063	111,032,451	113,150,454	108,721,451
Diluted	117,785,890	114,934,039	116,139,257	112,569,608

Select Financial Information Continued

The following table sets forth certain select unaudited financial information for the Company for the three and nine months ended September 30, 2006 and 2005.

	Three Months Ended	September 30,	Nine Months Ended	September 30,

	2006	2005	2006	2005
(In thousands)	(In thousands)		(In thousands )
Revenues from external customers:
Transportation and Storage	$143,397	$115,945	$422,149	$361,766
Gathering and Processing	347,386	-	779,711	-
Distribution	72,365	68,855	458,886	468,537
Total segment operating revenues	563,148	184,800	1,660,746	830,303
Corporate and other	1,270	1,680	3,193	3,513
	$564,418	$186,480	$1,663,939	$833,816

Depreciation and amortization:
Transportation and Storage	$18,364	$15,145	$52,823	$45,537
Gathering and Processing	13,932	-	32,884	-
Distribution	7,514	7,198	22,889	22,332
Total segment depreciation and amortization	39,810	22,343	108,596	67,869
Corporate and other	469	(411)	1,204	698
	$40,279	$21,932	$109,800	$68,567

Earnings (loss) from unconsolidated investments:
Transportation and Storage	$19,382	$21,916	$46,769	$57,569
Gathering and Processing	$(309)	$-	$(309)	$-
Corporate and other	184	255	196	175
	$19,257	$22,171	$46,656	$57,744

Other income (expense), net:
Transportation and Storage	$(178)	$72	$3,116	$1,387
Gathering and Processing	335	-	1,519	-
Distribution	(1,086)	(773)	(3,221)	(2,280)
Total segment other income (expense), net	(929)	(701)	1,414	(893)
Corporate and other	119	(591)	36,419	(5,834)
	$(810)	$(1,292)	$37,833	$(6,727)

Segment performance:
Transportation and Storage EBIT	$85,990	$68,097	$248,802	$207,974
Gathering and Processing EBIT	17,001	-	42,031	-
Distribution EBIT	(4,865)	3,835	18,748	33,633
Total segment EBIT	98,126	71,932	309,581	241,607
Corporate and other	(9,718)	(4,535)	17,508	(10,093)
Interest	56,929	31,558	162,128	95,041
Federal and state income taxes	19,650	9,761	63,392	36,359
Net earnings from continuing operations	11,829	26,078	101,569	100,114
Net earnings (loss) from discontinued operations before
income taxes	(27,438)	(8,019)	6,111	43,000
Federal and state income taxes (benefit)	147,035	(1,532)	158,642	15,652
Net earnings(loss) from discontinued operations	(174,473)	(6,487)	(152,531)	27,348
Net earnings (loss)	(162,644)	19,591	(50,962)	127,462
Preferred stock dividends	4,341	4,342	13,023	13,023
Net earnings (loss) available for common stockholders	$(166,985)	$15,249	$(63,985)	$114,439

Cash flow information:
Cash flow provided by (used in) operating activities	28,600	(55,600)	328,700	251,900
Changes in working capital	(37,300)	(101,300)	97,700	12,800
Net cash flow provided by operating activities
before changes in working capital	65,900	45,700	231,000	239,100
Net cash flow provided by (used in) investing activities	981,453	(74,538)	(688,295)	(212,250)
Net cash flow provided by (used in) financing activities	(1,040,324)	130,177	349,619	(69,037)

The Company evaluates segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT). EBIT allows management and investors to more effectively evaluate the performance of all of the Company’s consolidated subsidiaries and unconsolidated investments. The Company defines EBIT as net earnings (loss) available for common shareholders, adjusted for: (i) items that do not impact earnings (loss) from continuing operations, such as extraordinary items, discontinued operations and the impact of accounting changes; (ii) income taxes; (iii) interest; and (iv) dividends on preferred stock. EBIT is a non-GAAP financial measure and may not be comparable to measures used by other companies. Additionally, EBIT should be considered in conjunction with net earnings and other performance measures such as operating income or operating cash flow.

Select Financial Information Continued

The following table sets forth certain select unaudited financial information for the Company as of September 30, 2006 and December 31, 2005.

	September 30,	December 31,
	2006	2005
	(In thousands of dollars)
Total assets	$ 6,121,109	$ 5,836,819
Long Term Debt	1,631,997	2,049,141
Short term debt and notes payable	1,172,755	546,648
Preferred stock	230,000	230,000
Common equity	1,699,090	1,624,069
Total capitalization	4,733,842	4,449,858

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